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                                                                    EXHIBIT 23.6

The Board of Directors
Dauphin Deposit Corporation:

     We consent to the incorporation herein by reference in the registration statement of First Maryland Bancorp of our report dated January 26, 1996, with respect to the consolidated balance sheets of Dauphin Deposit Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K of First Maryland Bancorp dated February 3, 1997. Our report dated January 26, 1996, contains an explanatory paragraph that states that the Company changed its method of accounting for mortgage servicing rights to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65, on January 1, 1995.

                                          KPMG PEAT MARWICK LLP

Harrisburg, PA
March 6, 1997